UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

CIRCLE STAR ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52372	30-0696883
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam Street, Suite 2300
Houston, Texas, 77002
(Address of principal executive offices)  (Zip Code)

 (713) 651-0060
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01   Entry into a Material Definitive Agreement

Circle Star Energy Corp. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Ingebritson Energy LLC, GTP Energy Partners, LLC, Wind Rush Energy, LLC, Gabriel Barerra and Charles T. Brackett (collectively, the “Sellers”) with a stated execution date of December 1, 2011 (the “Execution Date”). The Letter Agreement is effective November 1, 2011. Pursuant to the Letter Agreement, the Company will purchase from the Sellers certain interests in oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas (the “Property”). In return, the Sellers will receive 203,572 shares of common stock of the Company (the “Purchase Price”) and the Company will assume the responsibility for payment of certain operating expenses and capital expenditures.

The Company has ninety days from the Execution Date to undertake due diligence on the Property (the “Due Diligence Period”). The Company may submit a notice to the Sellers regarding defects in the title of the Property or environmental defects (a “Defect Notice”). If a Defect Notice is submitted, the Sellers have five days to cure the defect (the “Cure Period”).  If the defect is cured within the Cure Period then there will be no adjustment in the Purchase Price. If the defect is not cured within the Cure Period then the Company can reduce the Purchase Price proportionally based on the lost value to the Property as a result of the defect, or the Company can re-assign the portion of the Property that is affected by the environmental defect.

The Letter Agreement may be terminated by: (a) mutual consent of the Company and the Sellers, (b) the Company delivering notice of defect to the Sellers within 10 days of the conclusion of the Due Diligence Period and all of the conditions of the dispute resolution provisions of the Letter Agreement are not satisified and such noncompliance shall not have been caused or waived by the actions or inactions of the Company, and (c) by the Company if the total aggregate amount of the environmental and title defects exceeds $25,000.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the copy of the Letter Agreement attached hereto as Exhibit 10.1.

Item 9.01	Exhibits

Exhibit Number	Exhibit
10.1	Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCLE STAR ENERGY CORP. (Registrant)

Dated: December 7, 2011	By: /s/ G. Jonathan Pina G. Jonathan Pina Chief Financial Officer